Exhibit 99.1

[LETTERHEAD OF WILSON GREATBATCH TECHNOLOGIES, INC.]

FOR RELEASE AT 9:00 A.M. EDT

July 9, 2002

Contact:	Anthony W. Borowicz	Larry T. DeAngelo
	Treasurer	Sr. Vice President, Administration
	Wilson Greatbatch Technologies	and Secretary
	(716) 759-5809	Wilson Greatbatch Technologies
(716) 759-5674

WILSON GREATBATCH TECHNOLOGIES ANNOUNCES
ACQUISITION OF GLOBE TOOL AND MANUFACTURING

Clarence, NY - July 9, 2002 - Wilson Greatbatch Technologies, Inc. ("WGT" or "Company") (GB:NYSE) announced today that it has acquired Globe Tool and Manufacturing, Inc., of Minneapolis, Minnesota ("Globe"). Globe is a leading manufacturer of high-precision titanium cases for implantable medical devices, including pacemakers and cardioverter defibrillators.

WGT acquired all of the outstanding stock of Globe from Charter Oak Partners of Westport, Connecticut for approximately $48 million in cash and the assumption of approximately $9 million of debt. During the fiscal year ended June 30, 2002, Globe generated revenues of approximately $20 million. The acquisition is expected to be accretive to WGT's projected earnings immediately. The addition of Globe's skills and customer focus in producing highly-engineered metal cases for the medical-device industry broadens the product line WGT offers its customers and solidifies WGT's position as a leading provider of enabling technologies to the industry.

Globe and WGT share a similar medical device customer base and the combination of the two companies increases WGT's opportunity to participate in the high growth expected as its customers bring to market new, increasingly sophisticated devices for the treatment of congestive heart failure. Heart failure affects some 5 million persons in the United States alone, with 400,000 to 500,000 new cases diagnosed each year. It is the single most important cause of hospitalizations in the United States.

Commenting on the acquisition, WGT's Chairman, President, and CEO, Edward F. Voboril, said "Globe represents an excellent strategic fit with WGT's focus on the rapidly growing cardiac rhythm management market. Globe's implantable grade, high-precision product line complements our core competencies in materials science and high-precision manufacturing. Quality is a central strategic focus at WGT and, as Globe joins our family, it brings with it a well-deserved reputation for quality and customer focus."

In conjunction with the acquisition, WGT amended its existing $100 million credit facility with a consortium of banks by increasing the total size to $120 million. The amended facility consists of a $100 million term loan and a $20 million revolving line of credit.

Wilson Greatbatch Technologies, with operations in New York, Maryland, Massachusetts and Nevada is a leading developer and manufacturer of power sources and components used in pacemakers and other imlantable medical devices and specialty batteries for non-medical applications. Additional information on Wilson Greatbatch Technologies is available at www.greatbatch.com.

Some of the statements in this press release and other written and oral statements made from time to time by the company and it representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the company's current expectations. The company's actual result could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; product obsolescence; inability to market current or future products; pricing pressure from customers; reliance on third-party suppliers for raw materials; products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.